Exhibit 99.1

STRATTEC SECURITY CORPORATION REPORTS FISCAL 2024 FOURTH QUARTER AND FULL YEAR OPERATING RESULTS

August 8, 2024

Fourth Fiscal Quarter earnings per share $2.39 vs $0.69 loss, an improvement driven by customer price increases and higher sales

Milwaukee, Wisconsin – STRATTEC SECURITY CORPORATION (NASDAQ:STRT) is a market leader of a comprehensive range of "Smart" Vehicle Power Access and Electronic and Security Solutions, serving the global automotive industry.

Fourth Quarter Fiscal 2024 Financial Highlights

•
Diluted earnings per share of $2.39 versus $0.69 loss last year
•
Gross Margins expanded to 13.0% compared with 9.3% last year
•
Revenues increased by 8.2%, driven by pricing increases and new product sales

STRATTEC President and CEO Jennifer Slater said, “The financial performance of the business continued due to improved pricing, and new product introductions which are expanding STRATTEC’s offerings to our customers. We will continue to focus on addressing persistent cost challenges and the opportunities we have to optimize our working capital and a strong balance sheet.”

Fourth Quarter and Full Year Fiscal 2024 Financial Summary

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net Sales	$ 143,055	$ 132,219	$ 537,766	$ 492,946
Gross Profit	$ 18,567	$ 12,268	$ 65,468	$ 42,152
Gross Margin	13.0%	9.3%	12.2%	8.6%
Operating Expenses	$ 8,876	$ 10,975	$ 47,654	$ 48,241
Operating Income (Loss) from Operations	$ 9,691	$ 1,293	$ 17,814	$ (6,089)
Net Income (Loss)	$ 9,620	$ (2,700)	$ 16,313	$ (6,670)
Diluted Earnings (Loss) Per Share	$ 2.39	$ (0.69)	$ 4.07	$ (1.70)

Fourth Quarter Financial Overview

Revenue growth was driven by $6.9 million of price increases to our major customers and $3.9 million of higher sales associated with the launch of new product programs, the latter representing a 3.0% growth in sales from prior year. The growth in new product sales primarily stems from additional content of our latch and power access product lines on a major truck platform.

Gross margin improvement was primarily driven by pricing increases, higher sales and lower raw material costs. Offsetting those positive trends was primarily $2.1 million of wage increases due to a mandatory Mexican minimum wage-increase, $1.7 million for increase in the company’s annual incentive bonus plan, $1.2 million higher prices paid to certain suppliers, $1.1 million of higher warranty costs, $1.0 million of increased freight costs primarily related to the launch of new programs, and $660,000 of unfavorable U.S. dollar to Mexican peso exchange rate effects.

Operating expenses decreased by $2.1 million primarily due to a $3.2 million increase in customer billings for the reimbursement of development costs, offset by a $1.1 increase in the company’s annual incentive bonus plan. Other Income was $2.0 million compared to a loss of $1.1 million last year due to foreign currency transaction gains in the current year and losses in the prior year. Net Income was $9.6 million compared to a loss of $2.7 million last year. Fully diluted earnings per share were $2.39 compared with a loss of $0.69 last year.

Full Year Financial Overview

Full year revenue growth of $44.8 million was primarily driven by $32.7 million of customer pricing of which $9.7 million relates to one-time retroactive pricing that is not expected to recur in the future. Total gross margins improved by $23.3 million due to customer pricing, higher sales, lower raw material costs and salaried staff reductions and production efficiencies in Mexico, offset primarily by $5.7 million of higher prices paid to key suppliers, $8.5 million of unfavorable exchange rate impact between the U.S. dollar and the Mexican peso, $6.6 million of mandatory Mexican minimum wage increases and $4.1 million of higher shipping costs, primarily attributable to expediting associated with new product launches. Operating expenses were $587,000 lower due to $3.4 million increase in customer billings for the reimbursement of engineering development costs offset primarily by $1.0 million in one-time charges associated with the transition of the Chief Executive Officer position and $1.9 million of annual incentive bonus expense. Net Income was $16.3 million compared to a loss of $6.7 million last year. Fully diluted earnings per share were $4.07 compared with a loss of $1.70 last year.

Fourth Quarter Balance Sheet & Cash Flow

As of June 30, 2024, the Company’s cash and cash equivalents on hand totaled $25.4 million. Total debt as of June 30, 2024 was $13.0 million, which was all held by the ADAC-STRATTEC LLC joint venture.

For the fourth quarter of fiscal 2024, operating cash flow was $19.4 million, compared to the prior year quarter operating cash flow of $2.6 million. The operating cash flow for the current quarter was driven by improved operating performance and a reduction in net working capital. Capital expenditures in the fourth quarter of fiscal 2024 were $3.7 million, compared with $3.6 million for the fourth quarter of fiscal 2023.

About STRATTEC

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, power tailgate systems for trucks, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan. Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers as cooperating partners of the “VAST Automotive Group” brand name. STRATTEC’s history in the automotive business spans over 110 years.

Caution on Forward-Looking Statements

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reactions to same from foreign countries, the volume and scope of product returns, adverse business and operational issues resulting from the continuing effects of the coronavirus (COVID-19) pandemic, matters adversely impacting the timing and availability of component parts and raw materials needed for the production of our products and the products of our customers and fluctuations in our costs of operation (including fluctuations in the cost of raw materials). Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

Contact: Dennis Bowe

Vice President and

Chief Financial Officer

414-247-3399

www.strattec.com

STRATTEC SECURITY CORPORATION

Condensed Results of Operations

(In Thousands except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023

Net Sales	$ 143,055	$ 132,219	$ 537,766	$ 492,946

Cost of Goods Sold	124,488	119,951	472,298	450,794

Gross Profit	18,567	12,268	65,468	42,152

Engineering, Selling & Administrative Expenses	8,876	10,975	47,654	48,241

Income (Loss) from Operations	9,691	1,293	17,814	(6,089)

Interest Expense	(239)	(369)	(900)	(960)
Investment Income	235	-	572	-

Other Income (Expense), net	1,958	(1,089)	2,717	(619)

Income (Loss) Before Provision for Income Taxes and Non- Controlling Interest	11,645	(165)	20,203	(7,668)

Provision for Income Taxes	1,578	2,919	3,775	1,281

Net Income (Loss)	10,067	(3,084)	16,428	(8,949)

Net Income (Loss) Attributable to Non-Controlling Interest	447	(384)	115	(2,279)

Net Income (Loss) Attributable to STRATTEC SECURITY CORPORATION	$ 9,620	$ (2,700)	$ 16,313	$ (6,670)

Earnings (Loss) Per Share:
Basic	$ 2.41	$ (0.69)	$ 4.10	$ (1.70)
Diluted	$ 2.39	$ (0.69)	$ 4.07	$ (1.70)

Average Basic Shares Outstanding	3,988	3,928	3,975	3,921

Average Diluted Shares Outstanding	4,027	3,928	4,004	3,921

Other
Capital Expenditures	$ 3,723	$ 3,646	$ 9,788	$ 17,370
Depreciation	$ 3,773	$ 4,340	$ 16,547	$ 17,485

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data

(In Thousands)

(Unaudited)

	June 30, 2024	July 2, 2023

ASSETS
Current Assets:
Cash and Cash Equivalents	$ 25,410	$ 20,571
Receivables, net	99,297	89,811
Inventories, net	81,649	77,597
Customer Tooling in Progress, net	22,173	20,800
Value Added Tax Recoverable	19,684	7,912
Other Current Assets	5,601	9,091
Total Current Assets	253,814	225,782
Other Long-term Assets	24,291	20,702
Property, Plant and Equipment, net	86,184	94,446
	$ 364,289	$ 340,930

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$ 54,911	$ 57,927
Value Added Tax Payable	9,970	6,499
Other	53,407	44,560
Total Current Liabilities	118,288	108,986
Accrued Pension and Postretirement Obligations	2,429	2,363
Borrowings Under Credit Facility - Long-Term	13,000	13,000
Other Long-term Liabilities	4,957	5,557
Shareholders' Equity	351,712	334,683
Accumulated Other Comprehensive Loss	(15,689)	(14,194)
Less: Treasury Stock	(135,478)	(135,526)
Total STRATTEC SECURITY
CORPORATION Shareholders' Equity	200,545	184,963
Non-Controlling Interest	25,070	26,061
Total Shareholders' Equity	225,615	211,024
	$ 364,289	$ 340,930

STRATTEC SECURITY CORPORATION

Condensed Cash Flow Statement Data

(In Thousands)

(Unaudited)

	Three Months Ended	Year Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Cash Flows from Operating Activities:
Net Income (Loss)	$ 10,067	$ (3,084)	$ 16,428	$ (8,949)
Adjustments to Reconcile Net Income (Loss) to Cash Provided by Operating Activities:
Depreciation	3,773	4,340	16,547	17,485
Equity Loss (Earnings) in Joint Ventures	62	375	331	(1,559)
Foreign Currency Transaction (Gain) Loss	(2,279)	821	(2,153)	2,935
Loss on Settlement of Pension Obligation	-	-	-	217
Stock Based Compensation Expense	243	327	1,467	1,466
Deferred Tax Provision	(4,711)	(4,937)	(4,711)	(4,937)
Change in Operating Assets/Liabilities	11,543	4,437	(16,232)	2,670
Other, net	790	304	588	767
Net Cash Provided by Operating Activities	19,488	2,583	12,265	10,095
Cash Flows from Investing Activities:
Proceeds from sale of interest in VAST LLC	-	26,170	2,000	26,170
Investment in Joint Ventures	-	(41)	-	(278)
Purchase of VAST Korea net assets	-	354	-	354
Additions to Property, Plant & Equipment	(3,723)	(3,646)	(9,788)	(17,370)
Proceeds on Sales of Property, Plant & Equipment	-	10	-	25
Net Cash (Used in) Provided by Investing Activities	(3,723)	22,847	(7,788)	8,901
Cash Flows from Financing Activities:
Borrowings on Line of Credit Facility	-	4,000	2,000	17,000
Payments on Line of Credit Facility	-	(12,000)	(2,000)	(15,000)
Purchase of SPA non-controlling interest	-	(9,019)	-	(9,019)
Dividends Paid to Non-Controlling Interest of Subsidiary	-	-	-	(600)
Exercise of Stock Options and Employee Stock Purchases	17	19	72	183
Net Cash Provided by (Used In) Financing Activities	17	(17,000)	72	(7,436)
Effect of Foreign Currency Fluctuations on Cash	34	55	290	237
Net Increase in Cash & Cash Equivalents	15,816	8,485	4,839	11,797
Cash & Cash Equivalents:
Beginning of Period	9,594	12,086	20,571	8,774
End of Period	$ 25,410	$ 20,571	$ 25,410	$ 20,571